Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 1, 2021

XPO Logistics, Inc.
Five American Lane
Greenwich, Connecticut 06831

Re: Registration Statement on Form S-3 (File No. 333-255016)

Ladies and Gentlemen:

We have acted as special counsel to XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to 5,750,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), by the Company and Jacobs Private Equity, LLC, a Delaware limited liability company and shareholder of the Company (the “Selling Shareholder”) (Shares to be sold by the Company, the “Company Shares”, and Shares to be sold by the Selling Shareholder, the “Selling Shareholder Shares”, and collectively, the “Shares”), pursuant to the automatic shelf registration statement on Form S-3 (File No. 333-255016) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 2, 2021, relating to the registration of the offer and sale of shares of Common Stock under the U.S. Securities Act of 1933, as amended (the “Securities Act”). All terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement, dated as of June 28, 2021 (the “Underwriting Agreement”), among the Company, Jacobs Private Equity, LLC, and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Barclays Capital Inc., as representatives of the several underwriters named in Schedule II to such agreement. In connection with the foregoing, you have requested our opinion with respect to the following matters.

In rendering the opinion contained herein, we have examined and relied upon the Registration Statement and the Underwriting Agreement. We have also examined and relied upon the originals, or duplicates or certified or conformed copies, of other corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof, and the 2nd Amended and Restated Bylaws of the Company, as amended, as in effect as of the date hereof and copies of certain resolutions of the Board of Directors of the Company relating to the registration, issuance and sale of the Shares, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and the Selling Shareholder and certificates or comparable documents of public officials and of officers and representatives of the Company and the Selling Shareholder.

XPO Logistics, Inc.
July 1, 2021

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity and competency of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, we have also assumed that the Shares will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents we have examined or reviewed, we are of the opinion that the Shares have been duly authorized and (a) with respect to the Company Shares, upon payment, issuance and delivery in accordance with the Underwriting Agreement and the Registration Statement, the Company Shares will be validly issued and fully paid and non-assessable, and (b) with respect to the Selling Shareholder Shares, the Selling Shareholder Shares are validly issued, duly authorized, fully paid and nonassessable.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz